Exhibit 16.1

                                 Kenneth A. Gill
                              Chartered Accountant
                                63 McIntosh Place
                           Ottawa, ON K2I 2Y7, Canada
                                 (613) 592 -0988


June 29, 2004


United States
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Ladies and Gentlemen:

                  I have read the statements made by ZIM Corporation which I understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/A dated June 29, 2004. I agree with the statements concerning my firm in such Form 8-K/A, except that I am not in a position to agree or disagree with the Company's statement that the decision to change accountants was approved by the Registrant's Board of Directors.


/s/ Kenneth A. Gill, Chartered Accountant
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KENNETH A. GILL, CHARTERED ACCOUNTANT